Exhibit 99.1

American International Building

29 Richmond Road

Pembroke HM 08, Bermuda

NOTICE OF SPECIAL GENERAL MEETING

TO BE HELD ON DECEMBER 31, 2009

July 20, 2009

Dear Shareholder:

A special general meeting of IPC Holdings, Ltd. (“IPC”) is scheduled to be held on December 31, 2009, at 11:00 a.m., Atlantic time, at the registered office of IPC, located at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda, pursuant to a requisition of shareholders solicited by Validus Holdings, Ltd. (“Validus”).

If the proposed amalgamation between IPC and Validus, Ltd. contemplated by the amalgamation agreement among IPC, Validus and Validus Ltd. is consummated prior to December 31, 2009, the special general meeting described in this notice will not be held and the proposals summarized below will not be voted on. Since Validus requisitioned this special general meeting on June 29, 2009, IPC and Validus have agreed to an amalgamation whereby IPC would become a wholly owned subsidiary of Validus and, while this special general meeting must be called pursuant to Bermuda law, the purpose of the meeting, and the proposals summarized below, have been superseded by such agreement. It presently is expected that the special general meeting will not occur, and Validus and IPC have agreed not to solicit proxies for or against these proposals.

Proposal 1 – Director Removal and Replacement Proposal:

•

Remove each of the IPC directors from his or her position as a director of IPC and fill the vacancies created by the removal of all IPC directors with the appointment of Raymond C. Groth, Paul G. Haggis and Thomas C. Wajnert, provided that, in accordance with IPC’s Bye-laws and the Companies Act 1981 of Bermuda, as amended, notice of the intended removal is provided to each of the IPC directors not later than December 16, 2009. At the special general meeting, each director of IPC shall be entitled to be heard on the proposal relating to such director’s removal.

Proposal 2 – Proposal to Approve the Scheme of Arrangement:

•	Subject to the Scheme of Arrangement having been duly approved at a court-ordered IPC meeting, a proposal for IPC to approve the Scheme of Arrangement.

Proposal 3 – Proposal Amending IPC’s Bye-laws to Specify Treatment of IPC Equity Awards under the Scheme of Arrangement:

•

Subject to the Scheme of Arrangement having been duly approved at a court-ordered IPC meeting, a proposal to amend IPC’s Bye-laws to specify, among related matters, that if any IPC common shares are issued or transferred after the effective time of the Scheme of Arrangement pursuant to any option, right or award granted under any benefit, option or equity-based award plan of IPC (including, without limitation, any restricted shares, restricted share units or performance share units), such IPC common shares will be required to be transferred to Validus and the holders of such equity awards shall receive the consideration they would have received had such IPC common shares been outstanding immediately prior to the effective time of the Scheme of Arrangement, subject to adjustment for stock splits subsequent to the effective time and similar events.

Proposal 4 – Proposal Eliminating IPC’s Bye-laws Restricting Transfer of Shares:

•

A proposal to amend IPC’s Bye-laws to delete IPC bye-law 63(2) (restriction on transfer) and all references in IPC’s Bye-laws thereto, and to approve such consequential grammatical and other amendments as may be necessary to give effect to the deletion of IPC bye-law 63(2).

Proposal 5 – Proposal Eliminating IPC’s Bye-laws Limiting Voting Rights of Controlled Shares:

•

A proposal to amend IPC’s Bye-laws to delete IPC bye-law 52 (limitation on voting rights of Controlled Shares (as defined in IPC’s Bye-laws)) and all references in IPC’s Bye-laws thereto, and to approve such consequential grammatical and other amendments as may be necessary to give effect to the deletion of IPC bye-law 52.

Proposal 6 – Proposal to Adjourn the IPC Special General Meeting:

•	A proposal to adjourn the IPC special general meeting.

If the special general meeting occurs, no other business will be considered at the special general meeting, except for business, in the judgment of the chairman of the meeting, reasonably related to the foregoing proposals.

Please note that, as described above, if the amalgamation between IPC and Validus, Ltd. contemplated by the amalgamation agreement among IPC, Validus and Validus Ltd. is consummated prior to December 31, 2009, the special general meeting described in this notice will not be held and the proposals summarized above will not be voted on. Since Validus requisitioned this special general meeting on June 29, 2009, IPC and Validus have agreed to an amalgamation whereby IPC would become a wholly owned subsidiary of Validus and, while this special general meeting must be called pursuant to Bermuda law, the purpose of the meeting, and the proposals summarized above, have been superseded by such agreement. It presently is expected that the special general meeting will not occur, and Validus and IPC have agreed not to solicit proxies for or against these proposals.

Only shareholders of record, as shown on IPC’s register of members or branch register, at the close of business on July 20, 2009 will be entitled to notice of, and to vote at, the special general meeting (if it occurs) or any adjournments thereof.

Although the requisition to hold this special general meeting was solicited by Validus, Validus is not responsible for the content of this notice.

By Order of the Board of Directors,

Melanie J. Saunders

Secretary